Exhibit 3.2

AKERNA CORP.

CERTIFICATE OF ELIMINATION OF CERTIFICATE OF DESIGNATION, PREFERENCES, AND LIMITATIONS OF

SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

PURSUANT TO SECTON 151 OF THE DELAWARE GENERAL CORPORATION LAW

The undersigned, Jessica Billingsley, does hereby certify that:

She is the Chief Executive Officer of Akerna Corp., a Delaware corporation (the “Corporation”).

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), and the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the provisions of the Corporation’s certificate of incorporation, as amended and in effect (the “Certificate of Incorporation”), the Board on February 2, 2024 adopted resolutions eliminating the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation’s Series B Convertible Redeemable Preferred Stock. These composite resolutions are as follows:

WHEREAS, the Board has previously adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of four hundred thousand (100,000) shares of the Corporation’s Preferred Stock, par value $0.0001 per share (the “Series B Certificate”);

WHEREAS, no shares of Series B Convertible Redeemable Preferred Stock currently remain outstanding and no such shares of Series B Convertible Redeemable Preferred Stock shall be issued in the future;

WHEREAS, the Board deems it to be in the best interests of the Corporation and its stockholders to eliminate the Series B Certificate and return all of the shares of Preferred Stock previously designated as Series B Convertible Redeemable Preferred Stock to authorized Preferred Stock available for issuance in accordance with the Company’s current certificate of incorporation and bylaws;

NOW, THEREFORE, BE IT RESOLVED: That pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board hereby eliminates the Series B Certificate and returns all previously designated shares of Series B Convertible Redeemable Preferred Stock to their status as authorized Preferred Stock available for issuance as determined by the Board, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination of the Certificate of Designation, Preferences and Limitations of the Series B Convertible Redeemable Preferred Stock, as such officer or officers shall deem necessary or advisable to carry out the purposes of this resolution; and finally BE IT RESOLVED, that when such certificate of elimination becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation’s current Certificate of Incorporation all matters set forth in the Series B Certificate with respect to the Series B Convertible Redeemable Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by and attested by its Chief Executive Office on this 2nd day of February, 2024.

AKERNA CORP.

By:	/s/ Jessica Billingsley
	Name:	Jessica Billingsley
	Title:	Chief Executive Officer